EXHIBIT 3.2

Safeway Inc.

Text of Amendment to Section 1 of Article III of By-Laws

Decrease in Authorized Number of Directors

WHEREAS, Article V of the Company’s Restated Certificate of Incorporation, as amended (“Certificate of Incorporation”), provides that the Board of Directors shall consist of not less than 6 nor more than 12 directors, with the exact number to be determined by resolution adopted by the Board of Directors;

WHEREAS, Article III of the Company’s By-Laws, amended and restated as of 02/18/05 (“By-Laws”), provides that the number of directors which shall constitute the whole Board shall be ten;

WHEREAS, the Board has the authority to adopt, repeal, alter, amend or rescind the By-Laws of the Company pursuant to Article XI of the Company’s Certificate of Incorporation and Section 109 of the General Corporation Law of Delaware;

NOW, THEREFORE, BE IT RESOLVED, that, effective March 31, 2005, the first sentence of Section 1 of Article III of the Company’s By-Laws be, and it hereby is, amended to read as follows:

“The number of directors which shall constitute the whole Board shall be nine.”

RESOLVED FURTHER, that all other terms of the By-Laws remain unchanged and in full force and effect.

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